Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Giga-tronics Incorporated of our report dated June 20, 2017 relating to the consolidated financial statements for the year ended March 25, 2017 appearing in the Annual Report on Form 10-K of Giga-tronics Incorporated for the year ended March 31, 2018.

/s/ Crowe LLP

San Francisco, California

October 17, 2018